EXHIBIT 99.1

LookSmart Reports Third Quarter 2009 Results

SAN FRANCISCO, November 2, 2009—LookSmart, Ltd. (NASDAQ: LOOK), an online search advertising network solutions company, today announced financial results for the third quarter ended September 30, 2009.

Revenues for the third quarter of 2009 were $12.5 million, a 19% decrease from $15.4 million in the third quarter of 2008 and a 5% decrease from $13.2 million in the second quarter of 2009. Net loss for the third quarter of 2009 was $1.9 million, or ($0.11) per share based on 17.1 million weighted average shares outstanding. This is compared to a net loss for the third quarter of 2008 of $1.7 million, or ($0.10) per share based on 17.0 million weighted average shares outstanding. Net loss for the second quarter of 2009 was $1.3 million, or ($0.08) per share based on 17.1 million weighted average shares outstanding.

Loss from continuing operations for the third quarter of 2009 was $2.1 million, which includes $0.3 million of severance expense and $0.2 million of expenses related to the evaluation of strategic growth alternatives. This compares to a loss from continuing operations in the third quarter of 2008 of $1.7 million, which included $0.2 million of severance expense. Loss from continuing operations for the second quarter of 2009 was $1.4 million, which included a $0.2 million impairment charge, $0.2 million of severance expense and $0.2 million of expenses related to the evaluation of strategic growth alternatives.

“In light of the continued pressure on search advertising demand, CPC pricing, and margins in our industry, we are pleased with the resilience of LookSmart’s core Advertiser Network business,” commented Ted West, President and Chief Executive Officer. “The more demanding standards being set by search advertisers for better quality search traffic, improved ad network performance, and more competitive advertiser ROI, compelled us to take more proactive steps to upgrade our sales, account management, and network management operations, and to deliver higher quality traffic and stronger ROI to our customers. We believe that these actions position LookSmart well to benefit in a broader search advertising market recovery.”

Revenues from the Company’s Advertiser Network were $11.8 million in the third quarter of 2009, a decrease of 15% from $13.9 million in the third quarter of 2008, and a decrease of 2% from $12.0 million in the second quarter of 2009. Revenues from the Company’s Publisher Solutions were $0.7 million in the third quarter of 2009, a decrease of 51% from $1.5 million in the third quarter of 2008 and a decrease of 39% from $1.2 million in the second quarter of 2009. The year-over-year and sequential decline in Publisher Solutions revenues is primarily attributable to the Company’s largest Publisher Solutions client.

Gross margins from continuing operations decreased to 31% in the third quarter of 2009 from 40% in the third quarter of 2008 and 40% in the second quarter of 2009. The year-over-year and sequential decrease in gross margin reflects the higher average traffic acquisition costs (TAC) on the Advertiser Network in the third quarter of 2009, as well as the significant decline in the Company’s Publisher Solutions revenues. The Company exited the third quarter with moderate improvement in the average TAC rate on the Advertiser Network, as compared to the TAC rate reported for the third quarter of 2009. While this recent improvement is expected to benefit the Company’s gross margin in future quarters, gross margins are not expected to return to historic levels.

Total operating expenses in the third quarter of 2009 were $6.0 million, which includes $0.4 million of non-cash, share-based compensation charges, $0.3 million of severance expense and $0.2 million of expense related to the evaluation of strategic growth alternatives. Operating expenses for the third quarter of 2008 were $8.1 million, which included $0.7 million of non-cash, share-based compensation charges and $0.2 million of severance expense. Operating expenses for the second quarter of 2009 were $6.7 million, which included $0.5 million of non-cash, share-based compensation charges, a $0.2 million impairment charge, $0.2 million of severance expense and $0.2 million of expenses related to the evaluation of strategic growth alternatives.

Non-GAAP net loss (net loss before discontinued operations and excluding stock based compensation and impairment charges) for the third quarter of 2009 was $1.7 million compared to a loss of $1.0 million in the third quarter of 2008. Non-GAAP net loss for the second quarter of 2009 was $0.7 million.

An explanation of LookSmart’s use of non-GAAP financial measures, including the limitations of such measures relative to GAAP measures and reconciliation between GAAP and non-GAAP measures where appropriate, is included later in this release.

Capital expenditures, including capitalization of internally developed software, in the third quarter of 2009 were $0.6 million, compared to $1.2 million in the third quarter of 2008, and $0.4 million in the second quarter of 2009. Depreciation and amortization from continuing operations in the third quarter of 2009 was $0.7 million, compared to $0.8 million in the third quarter of 2008, and $0.8 million in the second quarter of 2009.

The Company ended the quarter with $27.1 million in cash, cash equivalents, and investments, a decrease of approximately $2.6 million from approximately $29.7 million at June 30, 2009. The decrease in cash was primarily due to the operating loss generated in the third quarter of 2009. Net cash used in operating activities for the three months ended September 30, 2009 was $2.2 million.

During the third quarter of 2009, the Company launched post-pay terms to its smaller self service advertisers, whereby these customers will pay for clicks after they occur rather than the previous practice of being billed in advance. The adoption of post-pay terms reflects the Company’s objective to align its business practices with industry standards and to encourage more self-service advertisers to use the LookSmart Advertiser Network in their campaigns. As a result of this change, the Company reported a $0.3 million decline in deferred revenues on its Balance Sheet at September 30, 2009 as compared to June 30, 2009. The Company expects deferred revenue to continue to decline as customer deferred balances are used up and, correspondingly, for this to have a material adverse affect on cash flow.

Q3 2009 Key Metrics Performance

•	Total paid clicks for the third quarter of 2009 were 219 million, compared to 184 million for the third quarter of 2008 and 207 million for the second quarter of 2009.

•	Average Advertising Network revenue per click (RPC) for the third quarter of 2009 was $0.054, a decrease from $0.076 in the third quarter of 2008 and $0.058 in the second quarter of 2009.

•	Traffic acquisition costs (TAC) of 68.8% for LookSmart’s Ad Network increased from the 62.5% rate in the third quarter of 2008 and increased from the 62.0% rate in the second quarter of 2009.

Executive Chairman Appointment

In a separate release issued today, LookSmart announced the appointment of Jean-Yves Dexmier as the Executive Chairman of the Board of Directors. Dr. Dexmier has served on the Company’s Board of Directors since 2007 and has served as the Chair of both the Audit and Strategic Direction committees.

Conference Call

LookSmart will host a conference call today at 5:00 p.m. ET to discuss its third quarter 2009 financial results. Participating on the call will be Jean-Yves Dexmier, Executive Chairman, Ted West, President and Chief Executive Officer and Steve Markowski, Chief Financial Officer. To listen to the call from the US, dial 1-877-941-8418 from outside the US, dial 1-480-629-9809. A telephonic replay of the call will be available until Monday, November 16, 2009, 11:59 pm ET. To access the replay from the US, dial 1-800-406-7325 and enter passcode 4170691, from outside the US, dial 1-303-590-3030 and enter passcode 4170691. The call will also be available live by webcast on LookSmart’s Investor Relations website at http://investor.shareholder.com/looksmart/.

About LookSmart, Ltd.

LookSmart is an online search advertising network solutions company that provides performance solutions for online search advertisers and online publishers. LookSmart offers advertisers targeted, pay-per-click (PPC) search advertising and contextual search advertising via its Advertiser Networks; and an Ad Center platform for customizable private-label advertiser solutions for online publishers. LookSmart is based in San Francisco, California. For more information, visit www.looksmart.com or call 415-348-7500.

GAAP to Non-GAAP Reconciliation

We provide a reconciliation of GAAP net loss to non-GAAP net loss below:

	Three Months Ended
(000's)	September 30, 2009 (unaudited)	June 30, 2009 (unaudited)	September 30, 2008 (unaudited)
GAAP net loss	$(1,941)	$(1,286)	$(1,721)
Add: Stock based compensation from continuing operations	359	515	707
Add: (Income) loss from discontinued operations	(132)	(130)	5
Add: Impairment charges	—	180	—

Non-GAAP net loss	$(1,714)	$(721)	$(1,009)

Use of Non-GAAP Measures

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. LookSmart provides “non-GAAP net loss,” which is a non-GAAP financial measure. Non-GAAP net loss consists of net loss before (a) income (loss) from discontinued operations; (b) impairment charges; and (c) share-based compensation expense.

The Company believes this non-GAAP financial measure provides important supplemental information to management and investors. This non-GAAP financial measure reflects an additional way of viewing aspects of the Company’s operations that the Company believes, when viewed with the GAAP results and the accompanying reconciliation to corresponding GAAP financial measures, provides useful information regarding factors and trends affecting the Company’s business and results of operations.

For the non-GAAP financial measure non-GAAP net loss, the adjustment provides management with information about LookSmart’s operating performance that enables comparison of its operating financial results in different reporting periods. Additionally, our management uses non-GAAP net loss as a supplemental measure in the evaluation of our business, and believes that non-GAAP net loss provides visibility into our ability to meet our future capital expenditures and working capital requirements.

This non-GAAP financial measure is used in addition to, and in conjunction with, results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the Company’s consolidated financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. In addition, the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above, in particular stock based compensation expense, and exclusion of these items from the Company’s non-GAAP measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

Forward-Looking Statements

This press release contains forward-looking statements, such as references to our business prospects. These statements, including their underlying assumptions, are subject to risks and uncertainties and are not guarantees of future performance. Results may differ due to various factors such as the possibility that our efforts to control expenses may not be successful, that our efforts to increase revenue and improve gross margin may not succeed, that we may be unable to gain or maintain customer acceptance of our publisher solutions or ad backfill products, that existing and potential customers for our products may opt to work with, or favor the products of, others due to more favorable products or pricing terms, that we may be limited in our ability or unable to retain and grow our ad and customer base, and that we may be limited in our ability to, or be unable to, enhance our products or our network of distribution partners. Additional risks that could cause actual results to differ materially from those projected are discussed in our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof.

The statements presented in this press release speak only as of the date of the release. Please note that except as required by applicable law we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

NOTE: “LookSmart” is a trademark of LookSmart, Ltd., and/or its subsidiaries in the U.S. and other countries. All other trademarks mentioned are the property of their respective owners.

SOURCE: LookSmart, Ltd.

Ted West, Chief Executive Officer and President

twest@looksmart.net

Steve Markowski, Chief Financial Officer

415-348-7206

smarkowski@looksmart.net

ICR, Inc.

Laura Foster

310-954-1100

laura.foster@icrinc.com

LOOKSMART, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(UNAUDITED)

	September 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$15,217	$22,393
Short-term investments	11,859	10,185

Total cash, cash equivalents and short-term investments	27,076	32,578
Trade accounts receivable, net	5,869	7,017
Prepaid expenses and other current assets	1,070	1,563

Total current assets	34,015	41,158
Property and equipment, net	2,930	3,371
Capitalized software and other assets, net	2,266	2,235

Total assets	$39,211	$46,764

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$3,549	$4,357
Accrued liabilities	4,291	6,690
Deferred revenue and customer deposits	1,405	1,593
Current portion of long term obligations	1,694	2,275

Total current liabilities	10,939	14,915
Long-term obligations, net of current portion	1,644	1,438

Total liabilities	12,583	16,353

Commitment and contingencies
Stockholders’ equity:
Convertible preferred stock, $0.001 par value; Authorized: 5,000 shares at September 30, 2009 and December 31, 2008; Issued and Outstanding: none at September 30, 2009 and December 31, 2008	—	—
Common stock, $0.001 par value; Authorized: 200,000 shares at September 30, 2009 and December 31, 2008; Issued and Outstanding: 17,132 shares and 17,075 shares at September 30, 2009 and December 31, 2008, respectively	17	17
Additional paid-in capital	260,741	259,276
Accumulated other comprehensive gain (loss)	15	(4)
Accumulated deficit	(234,145)	(228,878)

Total stockholders’ equity	26,628	30,411

Total liabilities and stockholders’ equity	$39,211	$46,764

LOOKSMART, LTD.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenue	$12,543	$15,423	$39,020	$50,059
Cost of revenue	8,654	9,239	24,746	29,715

Gross profit	3,889	6,184	14,274	20,344
Operating expenses:
Sales and marketing	1,474	2,471	4,313	6,681
Product development	2,419	2,865	7,517	8,603
General and administrative	1,772	2,599	7,444	7,833
Restructuring charge	307	211	536	76
Impairment charge	—	—	180	—

Total operating expenses	5,972	8,146	19,990	23,193

Loss from operations	(2,083)	(1,962)	(5,716)	(2,849)
Non-operating income, net	10	239	86	919

Loss from continuing operations before income taxes	(2,073)	(1,723)	(5,630)	(1,930)
Income tax expense (benefit)	—	(7)	8	7

Loss from continuing operations	(2,073)	(1,716)	(5,638)	(1,937)
Income (loss) from discontinued operations, net of tax	132	(5)	371	(448)

Net loss	$(1,941)	$(1,721)	$(5,267)	$(2,385)

Net loss per share—Basic and Diluted
Loss from continuing operations	$(0.12)	$(0.10)	$(0.33)	$(0.11)
Income (loss) from discontinued operations, net of tax	0.01	—	0.02	(0.02)

Net loss per share	$(0.11)	$(0.10)	$(0.31)	$(0.13)

Weighted average shares outstanding used in computing basic and diluted net loss per share	17,120	17,038	17,100	18,190